Exhibit 16.1

                              Deloitte & Touche LLP
                             1000 Wilshire Boulevard
                       Los Angeles, California 90017-2472
                             Telephone: 213/688-0800
                             Facsimile: 213/688-0100

April 17, 1997

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C.  20548

Dear Sirs/Madams:

We have read the comments in Item 4 of Form 8-K of Country Star Restaurants, Inc. dated April 4, 1997. We agree with the comments in paragraphs 2, 3, 4, 5 and 10 and sentence 1 of paragraph 1 and sentences 1, 3 and 4 of paragraph 2. We have no basis to agree or disagree with the comments in paragraphs 6, 7, 8 and 9 and sentence 2 of paragraph 1.

Yours truly

/s/ Deloitte & Touche LLP